                                                                      Exhibit 11

                            MICRON TECHNOLOGY, INC.

                       Computation of Per Share Earnings
               (Amounts in  millions except for per share data)

                                                November 28,        November 30,
Quarter Ended                                       1996                1995
--------------------------------------------------------------------------------

PRIMARY

    Weighted average shares outstanding             209.1               206.7
    Net effect of dilutive stock options              4.9                10.5
                                                    -----               -----
    Total shares                                    214.0               217.2
                                                    =====               =====
    Net income                                     $ 20.6              $328.5
                                                   ======              ======

    Primary earnings per share                     $ 0.10               $1.51
                                                   ======               =====

FULLY DILUTED

    Weighted average shares outstanding             209.1               206.7
    Net effect of dilutive stock options              5.4                10.5
                                                    -----               -----
    Total shares                                    214.5               217.2
                                                    =====               =====

    Net income                                     $ 20.6              $328.5
                                                   ======              ======

    Fully diluted earnings per share               $ 0.10              $ 1.51
                                                   ======              ======



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